Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Enbridge Inc’s (the “Company”) Registration Statement on Form F-3 (the “Registration Statement”) of our report dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of Spectra Energy Corp and its subsidiaries, and the effectiveness of Spectra Energy Corp and its subsidiaries’ internal control over financial reporting, appearing in the Company’s Business Acquisition Report dated May 10, 2017, and filed with the Securities and Exchange commission on Form 6-K on June 2, 2017 and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
November 13, 2017